Filed Pursuant to Rule 424(b)(7)
Registration No. 333-235886
PROSPECTUS SUPPLEMENT
(To prospectus dated January 10, 2020)
130,434,780 Shares
Class A Common Stock
We are the sole managing member of, and at June 30, 2020 owned approximately 90% of the limited liability company interests of, Colony Capital Operating Company, LLC, or the "Operating Company." The Operating Company issued and sold $300,000,000 aggregate principal amount of its 5.75% Exchangeable Senior Notes due 2025, which we refer to as the "Notes," in a private transaction on July 21, 2020, including $40,000,000 aggregate principal amount of Notes issued pursuant to the exercise of the initial purchasers' option to purchase additional Notes. Under certain circumstances, we may issue shares of our Class A common stock, par value $0.01 per share, or the “Class A common stock” upon the exchange of the Notes. In such circumstances, the recipients of such Class A common stock, whom we refer to as the selling stockholders, may use this prospectus supplement to resell from time-to-time the shares of our Class A common stock that we may issue to them upon the exchange of the Notes. Additional selling stockholders may be named by future prospectus supplements. Unless the context requires otherwise, references in this prospectus supplement to “Colony Capital,” “the Company,” “we,” “us,” “our” or “our company” are to, collectively, Colony Capital, Inc., a Maryland corporation and all of our subsidiaries included in our consolidated financial statements.
The registration of the shares of our Class A common stock covered by this prospectus supplement does not necessarily mean that any of the selling stockholders will exchange their Notes, or that any shares of our Class A common stock received upon exchange of the Notes will be sold by the selling stockholders.
We will receive no proceeds from any issuance of shares of our Class A common stock to the selling stockholders upon exchange of Notes or from any sale of such shares of our Class A common stock by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our Class A common stock. The selling stockholders from time-to-time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in the accompanying prospectus.
There are restrictions on transfer and ownership of our Class A common stock intended to preserve our status as a real estate investment trust for federal income tax purposes. See “Restrictions on Ownership and Transfer” in the accompanying prospectus for information about these restrictions.
Our Class A common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “CLNY.” On October 14, 2020, the last reported sale price of our Class A common stock was $3.10 per share.
An investment in our Class A common stock involves significant risks. See “Risk Factors” on page 6 of the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 15, 2020.

PROSPECTUS SUPPLEMENT

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Selling Stockholders	1
PROSPECTUS

SELLING STOCKHOLDERS
The Notes were originally issued by the Operating Company, and sold by the initial purchasers of the Notes in private transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our Class A common stock upon the exchange of the Notes. In such circumstances, the recipients of shares of Class A common stock, whom we refer to as the selling stockholders, may use this prospectus supplement and any related prospectus supplement to offer and sell from time-to-time the shares of our Class A common stock that may be issued to them upon the exchange of the Notes. Information about selling stockholders will be set forth in a prospectus supplement and/or pricing supplement before they offer or sell their securities as and when required.

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PROSPECTUS
Class A Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights
We may offer, from time to time, one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	Shares of our Class A common stock, par value $0.01 per share;

•	Shares of our preferred stock, par value $0.01 per share;

•	Depositary shares representing our preferred stock;

•	Warrants to purchase our Class A common stock, preferred stock or depositary shares representing preferred stock; and

•	Rights to purchase our Class A common stock

We refer to our Class A common stock, preferred stock, depositary shares, warrants and rights collectively as the “securities.”
The selling stockholders may offer and sell Class A common stock from time to time, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus.
We or any of the selling stockholders will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we or the selling stockholders are offering. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.
We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. In addition, the selling stockholders may offer our Class A common stock directly to investors, though agents designated from time to time by the selling stockholders, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” on page 33. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.
Our Class A common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “CLNY.” On January 8, 2020, the last reported sale price of our Class A common stock on the NYSE was $4.83 per share. Our Series B preferred stock is listed under the symbol “CLNYPrB,” our Series E preferred stock is listed under the symbol “CLNYPrE,” our Series G preferred stock is listed under the symbol “CLNYPrG,” and our Series H preferred stock is listed under the symbol “CLNYPrH,” our Series I preferred stock is listed under the symbol “CLNYPrI” and our Series J preferred stock is listed under the symbol “CLNYPrJ” in each case on the NYSE. Our principal executive offices are located at 515 S. Flower Street, 44th Floor, Los Angeles, California 90071, and our telephone number is (310) 282-8820.
Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus for certain risk factors to consider before you decide to invest in the securities offered hereby.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated January 10, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. Each time the selling stockholders to be named in a supplement to this prospectus offer our Class A common stock, they will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus.
You should rely only on the information provided or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we, nor the selling stockholders, have authorized anyone to provide you with different or additional information. Neither we, nor the selling stockholders, are making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in the prospectus and any applicable prospectus supplement, which we have referred you to in “Incorporation of Certain Information by Reference” below, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings and any applicable prospectus supplement that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.
Unless the context requires otherwise, references in this prospectus to “Colony Capital,” “the Company,” “we,” “us,” “our” or “our company” are to, collectively, Colony Capital, Inc., a Maryland corporation and all of our subsidiaries included in our consolidated financial statements. References in this prospectus to “Operating Company” are to the Company’s operating company, Colony Capital Operating Company, LLC, a Delaware limited liability company.

WHERE TO FIND ADDITIONAL INFORMATION
We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.
We are subject to the informational requirements of the Securities Exchange Act, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules to the registration statement and the reports, statements or other information we file with the SEC, may be examined and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0300. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at http://www.clny.com. You should not consider information on our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SEC rules allow us to incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•
Current Reports on Form 8-K (excluding any information furnished therein) filed with the SEC on January 18, 2019, February 14, 2019, April 11, 2019, May 13, 2019, June 21, 2019, July 30, 2019, October 3, 2019, November 26, 2019, December 16, 2019, December 24, 2019 and January 10, 2020;

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2019, and our Definitive Additional Materials on Schedule 14A filed with the SEC on April 29, 2019 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2018);

•
the description of our Class A common stock under the caption “Description of Colony NorthStar Capital Stock” included in our Registration Statement on Form S-4, as amended (File No. 333-212739), initially filed with the SEC on July 29, 2016;

•
the descriptions of our Series B, Series E, Series G and Series H preferred stock included in our Registration Statement on Form S-4, as amended (File No. 333-212739), initially filed with the SEC on July 29, 2016.

•	the description of our Series I preferred stock included in our Registration Statement on Form 8-A (File No. 001-37980) filed with the SEC on June 5, 2017; and

•	the description of our Series J preferred stock included in our Registration Statement on Form 8-A (File No. 001-37980) filed with the SEC on September 22, 2017.
We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
You may obtain copies of any of these filings by contacting Colony Capital, Inc. as described below, or through contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:
Colony Capital, Inc.
515 S. Flower Street, 44th Floor
Los Angeles, California 90071
(310) 282-8820
Attn: Investor Communications/Chief Financial Officer
Website: http://www.clny.com
THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT A PART OF THIS PROSPECTUS.

FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act, and we intend such statements to be covered by the safe harbor provisions contained therein. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Such factors include, but are not limited to the market, economic and environmental conditions in the healthcare and hospitality real estate, other commercial real estate equity and debt, and investment management sectors; the impact of completed or anticipated strategic initiatives on our company’s growth and earnings profile; our ability to realize anticipated compensation and administrative cost reductions in connection with our corporate restructuring and reorganization plan; our business and investment strategy, including the ability of the businesses in which we have a significant investment (such as Colony Credit Real Estate, Inc. (NYSE:CLNC)) to execute their business strategies; our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes and our ability to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended.
The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. A number of important factors could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements including, but not limited to, those described in our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q as incorporated herein by reference. See “Incorporation of Certain Information by Reference.”
While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a detailed discussion of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements, see the section entitled “Risk Factors” beginning on page 6 of this prospectus and the risk factors set forth in our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, together with any risk factors contained in or incorporated by reference to this prospectus and any accompanying prospectus supplements, and in other documents that we may file from time to time in the future with the SEC. Moreover, because we operate in a very competitive and rapidly changing environment, new risk factors are likely to emerge from time to time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
OUR COMPANY
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with $49 billion in assets under management, which includes approximately $14 billion of assets under management from Digital Bridge Holdings LLC (“Digital Bridge”), a leading global investment manager of digital real estate infrastructure assets including wireless towers, small cells, fiber and data centers. We manage capital on behalf of our stockholders, as well as institutional and retail investors in private funds, and traded and non-traded real estate investment trusts. We have significant holdings in: (a) the healthcare and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC), which is externally managed by a subsidiary of the Company; and (c) various other equity and debt investments. We are headquartered in Los Angeles, with key offices in Boca Raton, New York, Paris and London, and over 400 employees across 21 locations in 13 countries as a result of the business combination with Digital Bridge.

We were organized on May 31, 2016 as a Maryland corporation, and was formed through a tri-party merger (the “Merger”) among Colony Capital, Inc. (“Colony”), NorthStar Asset Management Group Inc. (“NSAM”) and NorthStar Realty Finance Corp. (“NRF”) in an all-stock exchange on January 10, 2017. We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2017.
We conduct our operations as a real estate investment trust (“REIT”), and generally are not subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain qualification as a REIT, although we are subject to U.S. federal income tax on income earned through our taxable subsidiaries. We also operate our business in a manner that will permit us to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended. We conduct substantially all of our activities and hold substantially all of our assets and liabilities through our Operating Company. At September 30, 2019, we owned 90.3% of the Operating Company, as its sole managing member.
For additional information regarding the Company and its management and business, please refer to www.clny.com.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth in the “Risk Factors” section of our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, together with all the other information contained or incorporated by reference into this prospectus and any accompanying prospectus supplements, before making an investment decision to purchase our securities. The occurrence of any of the events described could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our securities. Please also refer to the section entitled “Forward-Looking Statements.”
Risks Related to Our Common and Preferred Stock
The market price and trading volume of our Class A common and preferred stock may vary substantially.
The stock markets, including the NYSE, on which our Class A common and preferred stock are listed, historically have experienced significant price and volume fluctuations. As a result, the market price of our Class A common stock and preferred stock is likely to be similarly volatile, and investors in our Class A common stock and preferred stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our publicly traded securities could be subject to wide fluctuations in response to a number of factors, including those listed herein and in the “Risk Factors” section of our most recently filed Annual Report on Form 10-K and others such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated changes in our business strategy or prospects;

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our earnings estimates;

•	publication of research reports about us or the real estate industry;

•	equity issuances by us, or stock resales by our stockholders or the perception that such issuances or resales could occur;

•	the passage of legislation or other regulatory developments that adversely affect us or the assets in which we seek to invest;

•	increases in market interest rates that lead purchasers of our common and preferred stock to demand a higher yield;

•	the use of significant leverage to finance our assets;

•	changes in market valuations of similar companies;

•	additions to or departures of our key personnel;

•	actions by our stockholders;

•	changes in accounting principles;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in our most recently filed Annual Report on Form 10-K; and

•	general market and economic conditions.

The trading prices of common and preferred equity securities issued by REITs and other real estate companies historically have been affected by changes in market interest rates. One of the factors that may influence the market price of our preferred stock is the annual yield from distributions on our preferred stock as compared to yields on other financial instruments. An increase in market interest rates may lead prospective purchasers of our preferred stock to demand a higher annual yield, which could reduce the market price of our preferred stock.
Additionally, in the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their publicly traded securities. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on our cash flows, our ability to execute our business strategy and our ability to make distributions to our stockholders.
We have not established a minimum distribution payment level, and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders in the future.
We are generally required to distribute to our stockholders at least 90% of our taxable income (excluding our net capital gains and without regard to the deductions for dividends paid) each year in order to qualify as a REIT under the Internal Revenue Code, which requirement we currently intend to satisfy. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income (including our net capital gain), we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by the risk factors described herein and in the “Risk Factors” section of our most recently filed Annual Report on Form 10-K and contained in or incorporated by reference to any accompanying prospectus supplements. Moreover, we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders in the future. Therefore, although we anticipate making quarterly distributions to our stockholders, our board of directors has the sole discretion to determine the timing, form and amount of any such distributions.
Although we currently do not intend to do so, if our portfolio of assets does not generate sufficient income and cash flow, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected.
Our board of directors will make determinations regarding distributions based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. Among the factors that could impair our ability to make distributions to our stockholders are:

•	our inability to realize attractive risk-adjusted returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	defaults in our investment portfolio or decreases in the value of the underlying assets; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.
As a result, no assurance can be given that we will be able to make distributions to our stockholders in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our Class A common stock.
In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gain to the extent that they are attributable to capital gain income recognized by us, or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital generally is not taxable to the extent of a stockholder’s basis in our stock, but has the effect of reducing the basis of a stockholder’s investment in our stock.

Future offerings of debt or equity securities, which could rank senior to our common or preferred stock, may adversely affect the market price of our common or preferred stock.
If we decide to issue debt or equity securities in the future, which could rank senior to our common stock, our 8.25% series B cumulative redeemable perpetual preferred stock, par value $0.01 per share (“Series B preferred stock”), our 8.75% series E cumulative redeemable perpetual preferred stock, par value $0.01 per share (“Series E preferred stock”), our 7.50% series G cumulative redeemable perpetual preferred stock, par value $0.01 per share (“Series G preferred stock”), our 7.125% series H cumulative redeemable perpetual preferred stock, par value $0.01 per share (“Series H preferred stock”), our 7.15% series I cumulative redeemable perpetual preferred stock, par value $0.01 per share (“Series I preferred stock”) or our 7.125% series J cumulative redeemable perpetual preferred stock, par value $0.02 per share (“Series J preferred stock,” and, together with our Series B preferred stock, Series E preferred stock, Series G preferred stock, Series H preferred stock and Series I preferred stock, our “preferred stock”), it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue, such as our 3.875% convertible senior notes due 2021, our 5.00% convertible senior notes due 2023 and our 5.375% exchangeable senior notes due 2033 (collectively, the “Notes”) and any such securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock or preferred stock and may result in dilution to owners of our common stock or preferred stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common and preferred stock will bear the risk of our future offerings reducing the market price of our Class A common stock and diluting the value of their stock holdings in us.
Holders of our preferred stock have extremely limited voting rights.
Holders of our preferred stock have extremely limited voting rights. Our common stock is the only class of or securities carrying full voting rights. Voting rights for holders of Series B preferred stock, Series E preferred stock, Series G preferred stock, Series H preferred stock, Series I preferred stock and Series J preferred stock exist primarily with respect to the ability to appoint (together with holders of our parity equity securities having similar voting rights, if any) additional directors to our board of directors in the event that six quarterly dividends (whether or not consecutive) payable on our Series B preferred stock, Series E preferred stock, Series G preferred stock, Series H preferred stock, Series I preferred stock and Series J preferred stock, as applicable, are in arrears, and with respect to voting on amendments to our charter or the Articles Supplementary of our Series B preferred stock, Series E preferred stock, Series G preferred stock, Series H preferred stock, Series I preferred stock and Series J preferred stock, as applicable, that materially and adversely affect the rights of our S Series B preferred stock, Series E preferred stock, Series G preferred stock, Series H preferred stock, Series I preferred stock and Series J preferred stock, as applicable, or create additional classes or series of preferred stock that are senior to our Series B preferred stock, Series E preferred stock, Series G preferred stock, Series H preferred stock, Series I preferred stock and Series J preferred stock, as applicable. Other than in extremely limited circumstances, holders of preferred stock will not have any voting rights.

USE OF PROCEEDS
Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to contribute the net proceeds from any sale of the securities pursuant to this prospectus to the Operating Company in exchange for membership interests in the Operating Company, which we refer to as OP Units. Our Operating Company intends to use the net proceeds from the sale of securities under this prospectus for working capital and general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness and the acquisition of our target assets in a manner consistent with our investment strategies and investment guidelines, including investments in digital real estate and infrastructure.
We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

DESCRIPTION OF COMMON STOCK
General
Our charter provides that we may issue up to 1,250,000,000 shares of stock, consisting of 949,000,000 shares of Class A common stock, 1,000,000 shares of Class B common stock (“Class B common stock”), 50,000,000 shares of Performance common stock (“Performance common stock”), and up to 250,000,000 shares of preferred stock, of which: (i) 14,920,000 shares are classified as Series B preferred stock; (ii) 10,350,000 shares are classified as Series E preferred stock; (iii) 3,450,000 shares are classified Series G preferred stock; (iv) 11,500,000 shares are classified as Series H preferred stock; (v) 13,800,000 shares are classified as Series I preferred stock; and (vi) 12,650,000 shares are classified as Series J preferred stock. Under Maryland law, our stockholders generally are not liable for our debts or obligations.
Voting Rights of Common Stock
Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our securities and except as may otherwise be specified in the terms of any class or series of shares of common stock or Performance common stock, each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to 36.5 votes on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of Class A common stock and Class B common stock will possess the exclusive voting power and will vote as a single class. There will be no cumulative voting in the election of directors. A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee, unless there is a contested election, in which case directors shall be elected by a plurality of votes cast at a meeting. Holders of shares of Performance common stock are not entitled to vote, except that the consent of the holders of a majority of the shares of Performance common stock, voting as a separate class, is required for any amendment to our charter that would increase or decrease the aggregate number of shares of Performance common stock, increase or decrease the par value of the shares of Performance common stock, or alter or change the powers, preferences or special rights of the Performance common stock so as to affect them adversely.
Under the Maryland General Corporation Law, as amended (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another form of entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by our board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than amendments to the provisions of our charter related to the restrictions on ownership and transfer of shares of our securities and related charter amendments, which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) may be taken if declared advisable by our board of directors and approved by the vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.
Dividends, Liquidation and Other Rights
Subject to the preferential rights of any other class or series of stock of our company, including our preferred stock, described below, and subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our securities, holders of shares of common stock and Performance common stock are entitled to receive dividends on such shares of stock if, as and when authorized by our board, and declared by us out of assets or funds legally available therefor. Such holders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of its liquidation, dissolution or winding up or any distribution of our assets after payment or establishment of reserves or other adequate provision for all debts and liabilities of our company and any class or series of stock with preferential rights related thereto, including preferred stock. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations. If and when our board authorizes or declares a dividend or other distribution with respect to our Class A common stock, such authorization or declaration will constitute a simultaneous authorization or declaration of an equivalent dividend or other distribution with respect to each share of our Class B common stock and each share of our Performance common stock; provided, however, that dividends on shares of our Performance common stock may not exceed any dividends declared on shares of our Class A common stock at the time such dividend is made.
Holders of shares of our common stock and Performance common stock have no preference, conversion (other than as described below with respect to our Class B common stock and Performance common stock), exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and have appraisal rights as described below. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our securities, shares of our common stock and Performance common stock will have equal dividend, liquidation and other rights.
In the event of any liquidation, dissolution or winding up of our company or any distribution of the assets of our company, each holder of common stock will be entitled to participate, together with any other class of stock not having a preference over our common stock, in the distribution of any remaining assets after payment of our debts and liabilities and distributions to holders of shares having a preference over our common stock.
Power to Reclassify Our Unissued Shares of Our Securities
Our charter authorizes our board to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of shares of our common stock or preferred stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, subject to any preferences on the preferred stock, our board could authorize the issuance of a new series or class of shares of preferred stock that have priority over the common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest.
Power to Issue Additional Shares of Our Securities
We believe that the power of our board to issue additional authorized but unissued shares of our securities and to classify or reclassify unissued shares of our securities and thereafter to cause the issuance of such classified or reclassified shares of our securities will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our securities or that our stockholders might not view as being in the best interest of our stockholders.
Dissenters’ Rights
Our charter establishes certain dissenters’ rights in addition to those available to stockholders of a Maryland corporation with stock listed on a national securities exchange. The MGCL provides that a dissenting or objecting stockholder has the right to demand and receive payment of the fair value of the stockholder’s stock from a successor corporation if: (i) the corporation consolidates or merges with another corporation; (ii) the corporation’s stock is to be acquired in a share exchange; (iii) the corporation transfers all or substantially all of its assets in a transaction requiring approval of the corporation’s stockholders; (iv) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter of the corporation (which right is so reserved in our charter); (v) the transaction is subject to certain provisions of the Maryland Business Combination Act; or (vi) the corporation is being converted to another entity form.
The MGCL provides that, subject to a limited exception, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, among other things, the stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter. Holders of shares of our Series A and Series B common stock shall be entitled to exercise the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute. In addition to the statutory rights of objecting stockholders and notwithstanding the limitations on exercising the rights of an objecting stockholder when the stock is listed on a national securities exchange, a holder of shares of our Class A common stock or Class B common stock shall have the additional right, pursuant to our charter, to demand and receive payment of the fair value of such stockholder’s shares of common stock in any merger, consolidation or statutory share exchange if the holder is required by the terms of an agreement or plan of merger, consolidation or statutory share exchange to accept for such shares anything except:

•	shares of stock of the corporation surviving or resulting from such merger, consolidation, or statutory share exchange, or depository receipts in respect thereof;

•	shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•	cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses; or

•	any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses.
Holders of shares of our Class A common stock or Class B common stock exercising the rights of an objecting stockholder provided in our charter must comply with the requirements to properly exercise such rights set forth in Title 3, Subtitle 2 of the MGCL to the same extent as if they were exercising the rights of objecting stockholders provided for in Title 3, Subtitle 2 of the MGCL or any successor statute.
Conversion of Our Class B Common Stock
Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our securities, each share of Class B common stock will convert automatically.

•	into one fully paid and non-assessable share of Class A common stock, if Thomas J. Barrack, Jr., our Chief Executive Officer, Executive Chairman and a member of our board of directors, or any of his family members (or trusts for the benefit of his family members) directly or indirectly transfers beneficial ownership of Class B common stock other than among each other, for each share of Class B common stock so transferred; and

•	into one fully paid and non-assessable share of Class A common stock for every 35.5 Colony OP units (as defined below) involved in such transfer or cessation if Mr. Barrack directly or indirectly transfers beneficial ownership of any membership units in our Operating Partnership, which we refer to as Colony OP units, directly or indirectly held by him, other than to a “Qualified Transferee” (as defined below), any Qualified Transferee directly or indirectly transfers beneficial ownership of OP units directly or indirectly held by it other than to Mr. Barrack or to another Qualified Transferee, or a Qualified Transferee that beneficially owns OP units ceases at any time to continue to be a “Qualified Transferee” (including, without limitation, the failure of a Qualified Transferee that is an executive of our company to be employed by our company or as the result of a divorce or annulment).
“Qualified Transferee” means Colony Capital, LLC and Colony Capital Holdings, LLC and any member or interest holder of CCH Management Partners I, LLC, CCH Management Partners II, LLC, Colony Capital, LLC or Colony Capital Holdings, LLC for so long as any such person remains employed by our company or our affiliates, any family member or affiliate of such persons or any person controlled by any combination of one or more of such persons or their family members. None of our company, our operating partnership, or a charitable trustee to whom shares are transferred pursuant to the ownership and transfer restrictions under our charter will be a Qualified Transferee. The purpose of this automatic conversion feature is to ensure that the holders of our Class B common stock do not at any time have votes in excess of the number of Colony OP units then held by them (or the other permitted holders described above); to the extent that a share of Class B common stock or any group of 35.5 Colony OP units is transferred or ceases to be held by a permitted holder, a share of Class B common stock will convert into one share of Class A common stock, thereafter carrying only one vote.
Each holder of Class B common stock will have the right, at the holder’s option at any time and from time to time, to convert all or a portion of such holder’s Class B common stock into an equal number of fully paid and nonassessable shares of Class A common stock by delivering the certificates (if any) representing the shares of Class

B common stock to be converted, duly endorsed for transfer, together with a written conversion notice to the transfer agent for Class B common stock (or if there is no transfer agent, to us).
Conversion of Our Performance Common Stock
As all outstanding shares of our Performance common stock converted automatically to Class A common stock in connection with the Merger, we have no shares of Performance common stock outstanding. We do not intend to issue any Performance common stock in the future.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our Class A common stock is listed for trading on the NYSE. It is listed under the symbol “CLNY.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which have been filed with the SEC. See “Where To Find Additional Information.”
Our Board of Directors
Our charter and bylaws provide that, subject to the rights of holders of one or more classes or series of preferred stock, the number of directors of our company may be established by our board but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than 15. Our charter provides that vacancies on our board may be filled in the manner provided in our bylaws, which provide that vacancies on our board may be filled by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, or by the stockholders to the extent that such vacancy results from the removal of a director by the stockholders. Under Maryland law, stockholders may fill a vacancy on our board that is caused by the removal of a director. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.
There will be no cumulative voting in the election of directors. A nominee for director shall be elected as a director if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present for which (i) our secretary receives notice that a stockholder has nominated an individual for election as a director in compliance with the advance notice requirements set forth in our bylaws; and (ii) such nomination has not been withdrawn by such stockholder on or before the close of business on the 10th day before the date of filing of our definitive proxy statement with the SEC, and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting. We adopted a resignation policy in our Corporate Governance Guidelines that requires an incumbent director who fails to receive the required vote for re-election to offer to resign from our board.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of shares entitled to cast a majority of the votes entitled to be cast generally in the election of directors.
Action by Written Consent
Our charter and bylaws, taken together, provide that stockholders may act by unanimous written consent, or, if the action is first declared advisable by our board of directors, if authorized by the written consent of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize the action at a meeting of stockholders.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder under the statute if the board of directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, our board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board, through a board resolution, has exempted any business combinations between us and any person, provided that any such business combination is first approved by our board (including a majority of the directors of our company who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholders (or their affiliates) that are first approved by our board of directors. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of the stockholders of our company, without compliance with the supermajority vote requirements and the other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of our company and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that control shares (as defined below) of a Maryland corporation acquired in a control share acquisition (as defined below) have no voting rights except to the extent approved by the affirmative vote of the holders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights of the control shares acquired in a control share acquisition are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply: (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting us from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.
Our charter provides that we may not elect to be subject to any of the provisions of Subtitle 8.
Amendments to Our Charter
Subject to the rights of any shares of preferred stock outstanding from time to time and except for its provisions relating to the restrictions on ownership and transfer of shares of our securities and related charter amendments (which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only if declared advisable by our board and, except in limited circumstances where stockholder approval is not required by the MGCL, approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Amendments to Our Bylaws
Our bylaws may be amended, altered, repealed, or rescinded by our board of directors or by stockholders by the affirmative vote of a majority of all the votes entitled to be cast in the election of directors. Any amendment of our bylaws approved by our stockholders may not thereafter be amended by our board of directors without the affirmative vote of a majority of all the votes entitled to be cast in the election of directors.
Dissolution
The dissolution of or company must be declared advisable by our board and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Special Meetings of Stockholders
The Chairman of our board, Vice Chairman of our board, our Chief Executive Officer, our President and our board may call special meetings of our stockholders. A special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast 25% of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws.
Advance Notice of Director Nominations and New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board and the proposal of business to be considered by stockholders may be made only: (i) pursuant to notice of the meeting; (ii) by or at the direction of our board; or (iii) by a stockholder of record at the time of giving notice, at the record date set by our board for the purpose of determining stockholders entitled to vote at the annual meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not before the 150th day or after the 120th day before the first anniversary of the date of our proxy statement for the solicitation of proxies for the election of directors at the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. (Eastern Time) on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.
With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the board at a special meeting may be made only: (i) by the board; or (ii) by a stockholder at a special meeting that has been called in accordance with our bylaws for the purpose of electing directors, provided that such stockholder is a stockholder of record at the record date set by our board for the special meeting and has complied with the advance notice provisions of our bylaws. Stockholders generally must provide notice to our secretary no earlier than the 120th day before such special meeting and no later than the later of the 90th day before the special meeting or the 10th day after public announcement of the date of the special meeting and the nominees of our board to be elected at the meeting.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The business combination provisions and the control share acquisition provisions of Maryland law (if later we decide to be bound by such provisions), the restrictions on ownership and transfer of shares of our securities and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in the control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Exculpation and Indemnification of Our Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision which eliminates liability of our directors and officers to the maximum extent permitted by Maryland law.
Our charter and bylaws obligate our company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager, employee, partner or agent, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also require us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party to, or witness in, by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification is limited to expenses for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received. In addition, Maryland law permits a corporation, and our charter requires us, to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
We have entered into indemnification agreements with each of our directors and executive officers which require that we indemnify such directors and officers to the maximum extent permitted by Maryland law and that we pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.
Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our company; (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of our company to our company or to the stockholders of our company; (iii) any action asserting a claim against our company or any director or officer or other employee of our company arising pursuant to any provision of the MGCL or our charter or bylaws; or (iv) any action asserting a claim against us or any director or officer or other employee of our company that is governed by the internal affairs doctrine.

DESCRIPTION OF PREFERRED STOCK
The following description sets forth certain general terms of the shares of preferred stock to which any prospectus supplement may relate. This description and the description contained in any accompanying prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our charter, the applicable articles supplementary that describe the terms of the related class or series of preferred stock, and our bylaws, each of which we will make available upon request.
General
Our charter authorizes our board of directors, without the approval of our stockholders, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock of any series. Prior to the issuance of shares of any series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such series, all of which will be set forth in articles supplementary to our charter adopted for that purpose by our board of directors or a duly authorized special committee thereof. Using this authority, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or for other reasons be desired by them.
Upon issuance against full payment of the purchase price therefor, shares of preferred stock will be fully paid and nonassessable. The specific terms of a particular class or series of preferred stock to be offered pursuant to this prospectus will be described in the prospectus supplement or other offering material relating to that class or series, including a prospectus supplement or other offering material providing that preferred stock may be issuable upon the exercise of warrants or conversion of other securities issued by us. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement or other offering material do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.
Rank. Unless otherwise specified in the applicable prospectus supplement or other offering material, our preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all our equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	on a parity with all equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to all our existing and future indebtedness and to any class or series of equity securities authorized or designated by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.
Conversion Right. The terms and conditions, if any, upon which any shares of any class or series of our preferred stock are convertible into shares of our common stock will be set forth in the applicable prospectus supplement or other offering material relating thereto. Such terms will include:

•	the number of shares of our common stock into which the shares of our preferred stock are convertible;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of such class or series of our preferred stock or us;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Outstanding Preferred Stock
As of the date of this Prospectus, we have outstanding 6,114,000 shares of our Series B preferred stock, 10,000,000 shares of our Series E preferred stock, 3,450,000 shares of our Series G preferred stock, 11,500,000 shares of our Series H preferred stock, 13,800,000 shares of our Series I preferred stock, and 12,600,000 shares of our Series J preferred stock.
Holders of our preferred stock will be entitled to receive, when, as and if authorized by our board of directors, and declared by them out of assets legally available for payment, cumulative cash dividends at the applicable stated rate. The stated rate for the Series B preferred stock is 8.25% of the $25 liquidation preference per share, or $2.0625 per share, per annum; the stated rate for the Series E preferred stock is 8.75% of the $25 liquidation preference per share, or $2.1875 per share, per annum; the stated rate for the Series G preferred stock is 7.50% of the $25 liquidation preference per share, or $1.875 per share, per annum; the stated rate for the Series H preferred stock is 7.125% of the $25 liquidation preference per share, or $1.78125 per share, per annum; the stated rate for the Series I preferred stock is 7.15% of the $25 liquidation preference per share, or $1.7875 per share, per annum; and the stated rate for the Series J preferred stock is 7.125% of the $25 liquidation preference per share, or $1.78125 per share, per annum.
We may not redeem the preferred stock prior to five years from the date of the original issuance of the applicable series of preferred stock, which, for the Series B preferred stock, such five year period ended on February 7, 2012; for the Series E preferred stock, such five year period ended on May 15, 2019; for the Series G preferred stock, such five year period ended on June 19, 2019; for the Series H preferred stock, such five year period will end on April 13, 2020; for the Series I preferred stock, such five year period will end on June 5, 2022; and for the Series J preferred stock, such five year period will end on September 22, 2022, except in certain circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or pursuant to certain special optional redemption rights. On or after five years from the date of the original issuance of the applicable series of preferred stock described in this paragraph, we may, at our option, upon the notice periods set forth in the applicable Articles Supplementary creating the series of preferred stock, redeem the preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.
Except for our Series B Preferred Stock, the other outstanding series of our preferred stock are subject to certain conversion and optional redemption rights upon a change of control.
The foregoing summaries of our Series B preferred stock, Series E preferred stock, Series G preferred stock, and Series H preferred stock are qualified in their entirety by reference to the descriptions of those series included in the Registration Statement on Form S-4, as amended (File No. 333-212739), initially filed with the SEC on July 29, 2016, a copy of which is incorporated by reference into this prospectus. The foregoing summary of our Series I preferred stock is qualified in its entirety by reference to the description of our Series I preferred stock included in our Registration Statement on Form 8-A (File No. 001-37980) on June 5, 2017, a copy of which is incorporated by reference into this prospectus. The foregoing summary of our Series J preferred stock is qualified in its entirety by reference to the description of our Series J preferred stock included in our Registration Statement on Form 8-A (File No. 001-37980) on September 22, 2017, a copy of which is incorporated by reference into this prospectus.
Series B and E Preferred Stock Redemption
On December 11, 2019, we announced the redemption by the Company of all of its outstanding shares of Series B preferred stock and Series E preferred stock. The cash redemption price for each share of Series B preferred stock is $25.00, plus any accrued and unpaid dividends (whether or not declared) from November 15, 2019 up to, but not including, the redemption date of January 10, 2020 (the “Redemption Date”). The cash redemption price for each share of Series E preferred stock is $25.00, plus any accrued and unpaid dividends (whether or not declared) from November 15, 2019 up to, but not including, the Redemption Date. Dividends on the Series B preferred stock and Series E preferred stock will cease to accrue on the Redemption Date. Upon redemption, the Series B preferred stock and Series E preferred stock will no longer be outstanding, and all rights of the holders of such shares will terminate, except the right of the holders to receive the cash payable upon such redemption, without interest. Upon redemption, the Series B preferred stock and Series E preferred stock will be delisted from trading on the New York Stock Exchange.
Transfer Agent and Registrar
The transfer agent and registrar for preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES
General
We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).
The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the shares of preferred stock by us to a preferred share depositary, we will cause such preferred shares depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.
Dividends and Other Distributions
The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary.
In the event of a distribution other than in cash, the preferred shares depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make such distribution, in which case the preferred shares depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
No distribution will be made in respect of any depositary share to the extent that it represents any shares of preferred stock converted into other securities.
Withdrawal of Shares
Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of preferred stock on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred shares depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.
Redemption of Depositary Shares
Whenever we redeem shares of preferred stock held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed, provided we shall have paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our charter.
From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred shares depositary.
Voting of the Shares of Preferred Stock
Upon receipt of notice of any meeting at which the holders of the applicable shares of preferred stock are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such shares of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder’s depositary shares. The preferred shares depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred shares depositary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred shares depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred shares depositary.
Liquidation Preference
In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.
Conversion of Preferred Shares
The depositary shares, as such, are not convertible into common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred shares depositary with written instructions to the preferred shares depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares, and we agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of shares of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.
Amendment and Termination of Deposit Agreement
The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.
The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred shares depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred shares depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related share of preferred stock shall have been converted into our securities not so represented by depositary shares.
Charges of Preferred Shares Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.
Resignation and Removal of Depositary
The preferred shares depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and that meets certain combined capital and surplus requirements.
Miscellaneous
The preferred shares depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred shares depositary with respect to the related preferred shares.
Neither the preferred shares depositary nor we will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the preferred shares depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred shares depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.
In the event the preferred shares depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred shares depositary shall be entitled to act on such claims, requests or instructions received from us.
Restrictions on Ownership
With certain exceptions, our charter generally provides that no person may own, actually or constructively, in excess of 9.8% of the aggregate of the outstanding shares of our capital stock (as defined in our charter) by value, or 9.8% (in value or number, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock (as defined in our charter). Holders of our depositary shares will be subject to the same restrictions as holders of our preferred stock. For more information regarding these ownership restrictions and certain other restrictions intended to protect our qualification as a REIT, see “Restrictions on Ownership and Transfer.”

DESCRIPTION OF WARRANTS
We may offer by means of this prospectus warrants for the purchase of any of the types of securities offered by this prospectus. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein or the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material U.S. federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
Restrictions on Ownership
With certain exceptions, our charter generally provides that no person may own, actually or constructively, in excess of 9.8% of the aggregate of the outstanding shares of our capital stock (as defined in our charter) by value or 9.8% (in value or number, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock (as defined in our charter). Holders of warrants to purchase our Class A common stock or our preferred stock will, upon exercise of the warrant, be subject to these ownership limits. Such limits could restrict the warrant holder’s ability to exercise the warrants it holds. For more information regarding these ownership restrictions and certain other restrictions intended to protect our qualification as a REIT, see “Restrictions on Ownership and Transfer.”

DESCRIPTION OF RIGHTS
We may issue rights to our stockholders for the purchase of shares of Class A common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares Class A common stock purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	any special U.S. federal income tax consequences; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.
Restrictions on Ownership
With certain exceptions, our charter generally provides that no person may own, actually or constructively, in excess of 9.8% of the aggregate of the outstanding shares of our capital stock (as defined in our charter) by value or 9.8% (in value or number, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock (as defined in our charter). Holders of rights to purchase our Class A common stock will, upon exercise of the rights, be subject to these ownership limits. Such limits could restrict the rights holder’s ability to exercise the rights it holds. For more information regarding these ownership restrictions and certain other restrictions intended to protect our qualification as a REIT, see “Restrictions on Ownership and Transfer.”

RESTRICTIONS ON OWNERSHIP AND TRANSFER
In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of common stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code, our charter generally prohibits any person (other than a person who has been granted an exception from actually or constructively owning more than 9.8% of the aggregate of the outstanding shares of our capital stock by value, or 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive. However, our charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT.
Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) 1% of our gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, and (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.
Our board of directors, in its sole discretion, may exempt a person, prospectively or retroactively, from the aggregate stock ownership limit or the common stock ownership limit (together, the “ownership limits”) described above. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representations, covenants and understandings as our board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our qualification as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole discretion in order to determine or ensure our qualification as a REIT.
In addition, our board of directors from time to time may increase or decrease the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.
If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limits, such person known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer.

If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limits, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.
However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.
Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).
The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.
In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.
All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the aggregate stock ownership limit. In addition, each stockholder shall upon demand be required to provide to us such information as we may request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
A summary of material U.S. federal income tax consequences to you as a prospective holder of our securities is set forth in Item 9B of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019, and incorporated by reference in and supplemented by this prospectus. As discussed under the caption “Incorporation of Certain Information by Reference,” we will incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. We expect that future SEC filings under the Exchange Act will include summaries of material U.S. federal income tax consequences that will supersede and replace entirely all earlier such summaries.
The summary of material U.S. federal income tax consequences incorporated by reference is for general information only and does not constitute tax advice. It does not reflect every possible tax outcome or consequence that could result from the acquisition, holding, and disposition of our common shares, preferred shares and depositary shares, as well as our warrants and rights that we may issue. In addition, it does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or non-U.S. income and other tax consequences that may result from your ownership of the securities.
Proposed Regulations Under Section 162(m) Could Have Significant Impact on Us
On December 16, 2019, the IRS issued proposed regulations under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which denies a compensation deduction for certain employee remuneration in excess of $1 million. We, like many UPREITs, have taken the position that Section 162(m) does not apply to payments to their employees from an “operating partnership,” based on private letter rulings issued by the IRS to several UPREITs. These proposed regulations include a provision that could cause Section 162(m) to apply to us, depending on how it is finally written. As a result of the proposed regulations, the Company is currently evaluating arrangements under which covered employees are compensated to determine the impact of these proposed regulations on our compensation arrangements and our resulting REIT taxable income (and required distributions to shareholders).

BOOK-ENTRY SECURITIES
We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.
Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.
Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.
So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.
Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.
If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

SELLING STOCKHOLDERS
Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated herein by reference.

PLAN OF DISTRIBUTION
Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we or any of the selling stockholders may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we or the selling stockholders may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We or the selling stockholders may sell securities directly to investors on our or their own behalf in those jurisdictions where we or they are authorized to do so.
Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We or the selling stockholders also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.
Our securities, including Class A common stock, may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.
Any underwriting compensation paid by us or the selling stockholders to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.
Underwriters, dealers and agents may be entitled, under agreements entered into with us or the selling stockholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates, or the selling stockholders, in the ordinary course of business.
If indicated in the prospectus supplement, we or the selling stockholders may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us or the selling stockholders pursuant to contracts providing for payment and delivery on a future date. Institutions with which we or the selling stockholders may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.
In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities.
Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us or the selling stockholders. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
We or the selling stockholders may sell the securities in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We or the selling stockholders may sell the securities as part of a transaction in which outstanding debt or equity securities of our company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.
Any securities that we issue, other than our Class A common stock and our outstanding series of preferred stock, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us or the selling stockholders may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

LEGAL MATTERS
The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hogan Lovells US LLP. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Colony Capital, Inc. incorporated by reference in Colony Capital, Inc.’s Current Report on Form 8-K/A dated January 10, 2020 for the year ended December 31, 2018, and the effectiveness of Colony Capital Inc.’s internal control over financial reporting as of December 31, 2018 included in its Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.